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                                                                EXHIBIT 3.7




                          CERTIFICATE OF INCORPORATION

                                       OF

                             ONEIDA WIRE CO., INC.

               UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW



                 THE UNDERSIGNED natural person, being of the age of twenty-one years or over, acting as incorporator of a corporation (the "Corporation") under the provisions of the New York Business Corporation Law (this law as amended from time to time is referred to herein as the "B.C.L."), does hereby set forth:

         1.      Name.  The name of the Corporation shall be Oneida Wire Co.,
                 Inc.

         2. Duration. The period of duration of the Corporation is perpetual.

         3.      Purposes and Powers.

                 A. The purposes for which the Corporation is formed are as follows:

                          (1) To manufacture, fabricate, plate, buy, sell, import, export, trade and deal in wire, and wire and cable products of all kinds and types.

                          (2) To make all contracts and do all things proper, incidental, and conductive to the complete attainment of such purposes.

                 B. The Corporation, subject to any specific written limitations or restrictions imposed by the B.C.L. or by this Certificate of Incorporation, and solely in furtherance of but not in addition to the purposes set forth above, shall have and exercise the following powers:

                          (1) To have and exercise all the powers specified in the B.C.L.

                          (2) To acquire (by purchase, exchange, lease, hire or otherwise), hold, own, use, assign, lease, sell, convey or mortgage, either alone or in conjunction with others, the rights, property, and business of any
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                          domestic or foreign corporations, associations,
                          partnerships, individuals, or other entities.

                          (3) To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Corporation is organized.

                 C. The powers enumerated above shall be construed as purposes as well as powers and the enumeration of specific purposes or powers above shall not be construed as limiting or restricting in any manner either the meaning of general terms used or the scope of the general powers and purposes of the Corporation created by them; nor shall the expression of one thing in any of the above clauses be deemed to exclude another not expressed although it be of like nature.

                 D. The Corporation may carry out its purposes and exercise its powers in any state, territory, district or possession of the United States, or in any foreign country, to the extent that these purposes and powers are not forbidden by the law of the state, territory, district or possession of the United States, or by the foreign country; and it may limit the purposes or purposes that it proposes to carry out or the powers it proposes to exercise in any application to do business in any state, territory, district or possession of the United States, or foreign country.

         4.      Board of Directors.

                 The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation by a vote of a majority of the directors present at the time of the vote. A majority of the number of directors fixed by the bylaws shall constitute a quorum for such action.

         5. Office. The office of the Corporation is to be located in the Village of Camden, Oneida County, New York.

         6. Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue shall be 1,000 shares. Such shares are to consist of one class only without par value.

         7. Agent. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against it served upon it:





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                            12 Masonic Avenue
                            Camden, New York  13316

         8.      THE TAX YEAR FOR THE CORPORATION SHALL END ON DECEMBER 31.


                                  Incorporator:  /s/ M. Jack Rudnick
                                               -------------------------------
                                                       M. Jack Rudnick
                                                       Kenwood Station
                                                       Oneida, New York  13421


STATE OF NEW YORK           )
COUNTY OF MADISON           )             ss.:
CITY OF ONEIDA              )


                 On this 23rd day of August, 1976, before me, the subscriber, personally appeared M. Jack Rudnick, to me known and known to me to be the person described in and who executed the foregoing Certificate of Incorporation, and he duly acknowledged to me that he executed the same.



                                           -----------------------------------
                                           Notary Public in and for the
                                           State of New York

                                           My commission expires:
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